Exhibit 99.1

P R E S S  R E L E A S E

For additional information, contact: Rebecca Levey, SVP Marketing
B A N K O F C O M M E RC E	Direct: (408) 494-4513

For Immediate Release:  February 1, 2006

Heritage Bank of Commerce Announces Sale of its Capital Group Loan Portfolio

San Jose, California – February 1, 2006 – Heritage Bank of Commerce, a subsidiary of Heritage Commerce Corp, announced the sale of its Capital Group loan portfolio to County Bank headquartered in Merced, California. The portfolio was sold for approximately $30,000,000, which will result in a gain on sale of approximately $670,000. This gain will be recognized in the first quarter of 2006. The portfolio consisted primarily of “factoring” type loans. While Heritage Bank intends to continue with the delivery of asset based loans, it is restructuring its approach to rely less on liquidation of assets as a primary source of repayment.

“We remain committed to serving the working capital financing needs of our middle market and small business clients, but will pursue a more traditional approach to asset based lending,” said Raymond Parker, EVP of Heritage’s Banking Division.” The proceeds from this sale will be used to further expand our commercial, construction and SBA loan portfolios,” Mr. Parker added. Several former employees of the Capital Group have also joined County Bank.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with offices in Los Gatos, Fremont, Danville, Morgan Hill, Gilroy, Mountain View and two offices in Los Altos. Heritage Bank of Commerce is also an SBA Preferred Lender ranked the third largest SBA lender in Northern California and eighth in the State of California, with Loan Production Offices in San Jose, Fresno, Santa Cruz, Elk Grove, Watsonville and Pittsburg, California.

Forward Looking Statement Disclaimer

This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include, but are not necessarily limited to, fluctuations in interest rates and monetary policy established by the Federal Reserve, inflation, government regulations, general economic conditions, competition within the business areas in which the Company is conducting its operations, including the real estate market in California, the ability to recognize identified cost savings, and other factors beyond the Company’s control. Such risks and uncertainties could cause results for subsequent interim periods or for the entire year to differ materially from those indicated. For a discussion of factors which could cause results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

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150 Almaden Boulevard  •  San Jose, CA 95113  •  (408) 947-6900  •  fax (408) 947-6910